Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-13784 and 333-139512) of our report dated March 10, 2008, which is based on our audit and the reports of other auditors with respect to the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flow of Elisra Electronic Systems Ltd. and its subsidiaries for the year ended December 31, 2007, which report appears in the year ended December 31, 2009 annual report on Form 20-F of Elbit Systems Ltd.

By:	/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

Tel-Aviv, Israel,

March 7, 2010